--------------------------
                                                      OMB APPROVAL
                                                      -----------------------

                                                      OMB Number:  3235-0145
                                                      Expires:  October 31, 1994
                                                      Estimated average burden
                                                      hours per response...14.90
                                                      --------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                           Premier Laser Systems, Inc.
                                (Name of Issuer)

                       Class A Common Stock, no par value
                         (Title of Class of Securities)

                                   0007405221
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  0007405221                  13G                    Page 2 of Pages 21

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          New Enterprise Associates IV, Limited Partnership

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware Limited Partnership

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  0 shares
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     0 shares

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  0007405221                  13G                    Page 3 of Pages 21


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          NEA Partners IV, Limited Partnership

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware Limited Partnership

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  0 shares
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     0 shares

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  0007405221                  13G                    Page 4 of Pages 21

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          NEA ONSET Partners, Limited Partnership

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware Limited Partnership

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  0 shares
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     0 shares

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  0007405221                  13G                    Page 5 of Pages 21

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Cornelius C. Bond, Jr.

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  0 shares
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     0 shares

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  0007405221                  13G                    Page 6 of Pages 21

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Frank A. Bonsal, Jr.

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  0 shares
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     0 shares

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  0007405221                  13G                    Page 7 of Pages 21

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Nancy L. Dorman

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  0 shares
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     0 shares

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  0007405221                  13G                    Page 8 of Pages 21


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          C. Richard Kramlich

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  0 shares
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     0 shares

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  0007405221                  13G                    Page 9 of Pages 21

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Arthur J. Marks

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  0 shares
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     0 shares

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  0007405221                  13G                   Page 10 of Pages 21

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Thomas C. McConnell

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware Limited Partnership

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  0 shares
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     0 shares

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  0007405221                  13G                   Page 11 of Pages 21

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Charles W. Newhall III

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  0 shares
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     0 shares

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).    Name of Issuer: Premier Laser Systems, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices: 3 Morgan, Irvine, California 92718.

Item 2(a). Names of Persons Filing: New Enterprise Associates IV, Limited Partnership ("NEA IV"), NEA Partners IV, Limited Partnership ("NEA Partners IV"), NEA ONSET Partners, Limited Partnership ("ONSET Partners") and Cornelius J. Bond, Jr. ("Bond"), Frank A. Bonsal, Jr. ("Bonsal"), Nancy L. Dorman ("Dorman"), C. Richard Kramlich ("Kramlich"), Arthur J. Marks ("Marks"), Thomas C. McConnell ("McConnell") and Charles W. Newhall III ("Newhall") (collectively, the "General Partners"). The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b). Address of Principal Business Office or, if None, Residence: The address of the principal business office of NEA IV, NEA Partners IV, ONSET Partners, Bonsal, Dorman, Marks and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Bond, McConnell and Kramlich is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025.

Item 2(c). Citizenship: Each of NEA IV, NEA Partners IV and ONSET Partners is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 2(d). Title of Class of Securities: Class A Common Stock, no par value ("Class A Common Stock").

Item 2(e).    CUSIP Number:  0007405221.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

              (a)    [    ] Broker or Dealer registered under Section 15 of the
                            Securities Exchange Act of 1934 (the "Act").

              (b)    [    ] Bank as defined in Section 3(a)(6) of the Act.

              (c)    [    ] Insurance Company as defined in Section 3(a)(19) of
                            the Act.

              (d)    [    ] Investment Company registered under Section 8 of the
                            Investment Company Act of 1940.

              (e)    [    ] Investment Adviser registered under Section 203 of
                            the Investment Advisers Act of 1940.

              (f)    [    ] Employee Benefit Plan, Pension Fund which is subject
                            to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

              (g)    [    ] Parent Holding Company, in accordance with Rule
                            13d-1(b)(ii)(G) of the Act.

              (h)    [    ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of
                            the Act.



                              Page 12 of Pages 21

              Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b).

Item 4.       Ownership.

              (a) Amount Beneficially Owned: Each Reporting Person owns beneficially 0 shares.

              (b)    Percent of Class:  0% for each Reporting Person.

              (c)    Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote: 0 shares for each Reporting Person.

                   (ii) shared power to vote or to direct the vote: 0 shares for each Reporting Person.

                  (iii) sole power to dispose or to direct the disposition of: 0 shares for each Reporting Person.

                   (iv) shared power to dispose or to direct the disposition of: 0 shares for each Reporting Person.

Item 5.       Ownership of Five Percent or Less of a Class.

              Each Reporting Person has ceased to be the beneficial owner of more than five percent of the Class A Common Stock of Premier Laser Systems, Inc. [X]

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              Not applicable.

Item 8.       Identification and Classification of Members of the Group.

              Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(H).

Item 9.       Notice of Dissolution of Group.

              Not applicable.

Item 10.      Certification.

              Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).




                              Page 13 of Pages 21

                                    SIGNATURE


      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 10, 1997


NEW ENTERPRISE ASSOCIATES IV, LIMITED PARTNERSHIP

By:   NEA PARTNERS IV, LIMITED PARTNERSHIP

      By:            *
         -----------------------------
         Charles W. Newhall III
         General Partner


NEA PARTNERS IV, LIMITED PARTNERSHIP

By:      *
   ----------------------
   Charles W. Newhall III
   General Partner


NEA ONSET Partners, Limited Partnership

By:      *
   ----------------------
   Charles W. Newhall III
   General Partner


         *
-------------------------
Cornelius C. Bond, Jr.



                              Page 14 of Pages 21

         *
-------------------------
Frank A. Bonsal, Jr.


         *
-------------------------
C. Richard Kramlich


         *
-------------------------
Arthur J. Marks


         *
-------------------------
Thomas C. McConnell


         *
-------------------------
Charles W. Newhall III




                                      *By:   /s/Nancy L. Dorman
                                             -----------------------------------
                                             Nancy L. Dorman, in her individual
                                             capacity and as Attorney-in-Fact

--------------------------------------------------------------------------------

This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.





                              Page 15 of Pages 21

                                                                 Exhibit 1
                                                                 ---------

                                    AGREEMENT


     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Class A Common Stock of Premier Laser Systems, Inc.

     EXECUTED as a sealed instrument this 10th day of February, 1997.

NEW ENTERPRISE ASSOCIATES IV, LIMITED PARTNERSHIP

By:   NEA PARTNERS IV, LIMITED PARTNERSHIP

      By:            *
         -----------------------------
         Charles W. Newhall III
         General Partner


NEA PARTNERS IV, LIMITED PARTNERSHIP

By:      *
   ----------------------
   Charles W. Newhall III
   General Partner


NEA ONSET Partners, Limited Partnership

By:      *
   ----------------------
   Charles W. Newhall III
   General Partner


         *
-------------------------
Cornelius C. Bond, Jr.




                              Page 16 of Pages 21

         *
-------------------------
Frank A. Bonsal, Jr.


         *
-------------------------
C. Richard Kramlich


         *
-------------------------
Arthur J. Marks


         *
-------------------------
Thomas C. McConnell


         *
-------------------------
Charles W. Newhall III




                                      *By:   /s/Nancy L. Dorman
                                             -----------------------------------
                                             Nancy L. Dorman, in her individual
                                             capacity and as Attorney-in-Fact

--------------------------------------------------------------------------------

This Agreement was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.






                              Page 17 of Pages 21

                                                               Exhibit 2
                                                               ---------

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.


                                                  /s/ Raymond L. Bank
                                                  ------------------------------
                                                  Raymond L. Bank


                                                  /s/ Thomas R. Baruch
                                                  ------------------------------
                                                  Thomas R. Baruch


                                                  /s/ Cornelius C. Bond, Jr.
                                                  ------------------------------
                                                  Cornelius C. Bond, Jr.


                                                  /s/ Frank A. Bonsal, Jr.
                                                  ------------------------------
                                                  Frank A. Bonsal, Jr.


                                                  /s/ James A. Cole
                                                  ------------------------------
                                                  James A. Cole




                              Page 18 of Pages 21

                                                  /s/ Nancy L. Dorman
                                                  ------------------------------
                                                  Nancy L. Dorman


                                                  /s/ Neal M. Douglas
                                                  ------------------------------
                                                  Neal M. Douglas


                                                  /s/ John W. Glynn, Jr.
                                                  ------------------------------
                                                  John W. Glynn, Jr.


                                                  /s/ Curran W. Harvey
                                                  ------------------------------
                                                  Curran W. Harvey


                                                  /s/ Ronald Kase
                                                  ------------------------------
                                                  Ronald Kase


                                                  /s/ C. Richard Kramlich
                                                  ------------------------------
                                                  C. Richard Kramlich


                                                  /s/ Robert F. Kuhling
                                                  ------------------------------
                                                  Robert F. Kuhling


                                                  /s/ Arthur J. Marks
                                                  ------------------------------
                                                  Arthur J. Marks


                                                  /s/ Thomas C. McConnell
                                                  ------------------------------
                                                  Thomas C. McConnell


                                                  /s/ Donald L. Murfin
                                                  ------------------------------
                                                  Donald L. Murfin


                                                  /s/ H. Leland Murphy
                                                  ------------------------------
                                                  H. Leland Murphy




                              Page 19 of Pages 21

                                                  /s/ John M. Nehra
                                                  ------------------------------
                                                  John M. Nehra


                                                  /s/ Charles W. Newhall III
                                                  ------------------------------
                                                  Charles W. Newhall III


                                                  /s/ Terry L. Opdendyk
                                                  ------------------------------
                                                  Terry L. Opdendyk


                                                  /s/ Barbara J. Perrier
                                                  ------------------------------
                                                  Barbara J. Perrier


                                                  /s/ C. Vincent Prothro
                                                  ------------------------------
                                                  C. Vincent Prothro


                                                  /s/ C. Woodrow Rea, Jr.
                                                  ------------------------------
                                                  C. Woodrow Rea, Jr.


                                                  /s/ Howard D. Wolfe, Jr.
                                                  ------------------------------
                                                  Howard D. Wolfe, Jr.


                                                  /s/ Nora M. Zietz
                                                  ------------------------------
                                                  Nora M. Zietz



                              Page 20 of Pages 21

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 1994.

                                                  /s/ Peter J. Barris
                                                  ------------------------------
                                                  Peter J. Barris


                                                  /s/ Debra E. King
                                                  ------------------------------
                                                  Debra E. King


                                                  /s/ Peter T. Morris
                                                  ------------------------------
                                                  Peter. T. Morris


                                                  /s/ Hugh Y. Rienhoff, Jr.
                                                  ------------------------------
                                                  Hugh Y. Rienhoff, Jr.


                                                  /s/ Alexander Slusky
                                                  ------------------------------
                                                  Alexander Slusky


                                                  /s/ Louis B. Van Dyck
                                                  ------------------------------
                                                  Louis B. Van Dyck



                              Page 21 of Pages 21